Exhibit 99.1


               Zale Corporation Announces First Quarter
                  Comparable Sales Increase of 1.6%

   DALLAS--(BUSINESS WIRE)--Nov. 6, 2003--Zale Corporation
(NYSE:ZLC), North America's largest specialty retailer of fine jewelry, reported today that for the first quarter ended October 31, 2003, comparable store sales increased 1.6%. Total revenues for the period were $417 million compared to last year's first quarter revenues of $412 million, an increase of 1.2%.
   "These sales results demonstrate the continued improvement in our business," commented Mary L. Forte, President and Chief Executive Officer. "We are pleased with customer response to a number of new merchandising and branding initiatives as we prepare for the all-important holiday season."
   Additionally, the Company, pursuant to its stock repurchase program, purchased approximately 2,175,000 shares of its common stock totaling $104 million during the quarter. This action resulted in the Company having approximately 26,000,000 shares of common stock outstanding as of October 31, 2003.
   The Company's significant volume of stock repurchases in the first quarter will result in a $0.02 reduction to earnings per share in the first quarter and will have a positive impact of $0.15 per share to the Company's previously stated guidance for the full fiscal year. With this adjustment, the Company now expects earnings between $3.75 and $3.82 per share for fiscal year 2004.
   Zale Corporation will announce its first quarter fiscal 2004 earnings results on November 18, 2003. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
   Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,235 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.
   This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its earnings and its merchandising and marketing strategies, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries"; that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: Zale Corporation
             David H. Sternblitz
             Senior Director, Investor and Public Relations
             972-580-5047